  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1998
                                                     REGISTRATION NO. 333-33263
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                                SOLOPOINT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------

             CALIFORNIA                               3661                    77-0337580
     (State or other jurisdiction          (Primary Standard Industrial     (I.R.S. Employer
   of incorporation or organization)       Classification Code Number)    Identification Number)

                                --------------
               130-B KNOWLES AVENUE, LOS GATOS, CALIFORNIA 95032
                                (408) 364-8850
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                             EDWARD M. ESBER, JR.
                            CHIEF EXECUTIVE OFFICER
               130-B KNOWLES AVENUE, LOS GATOS, CALIFORNIA 95032
                                (408) 364-8850
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF AGENT FOR SERVICE OF PROCESS)
                                --------------
                                  COPIES TO:
      MICHAEL J. O'DONNELL, ESQ.               THOMAS J. POLETTI, ESQ.
       RICK S. ARNOLD, JR., ESQ.        Freshman, Marantz, Orlanski, Cooper &
        VAHE H. SARRAFIAN, ESQ.                         Klein
        ELAN Q.G. NGUYEN, ESQ.                 9100 Wilshire Boulevard
   Wilson Sonsini Goodrich & Rosati           Eighth Floor, East Tower
          650 Page Mill Road               Beverly Hills, California 90212
   Palo Alto, California 94304-1050                (310) 273-1870
            (415) 493-9300                    Facsimile: (310) 274-8357
       Facsimile: (415) 493-6811
                                --------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                  STATEMENT.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
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                                             PROPOSED         PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT          MAXIMUM          MAXIMUM
    SECURITIES TO BE          TO BE       OFFERING PRICE      AGGREGATE        AMOUNT OF
       REGISTERED           REGISTERED    PER SECURITY(1) OFFERING PRICE(1) REGISTRATION FEE
--------------------------------------------------------------------------------------------
Common Stock, no par
 value(2)..............  5,520,000 shares      $1.00         $5,520,000            --
--------------------------------------------------------------------------------------------
Underwriter's War-
 rant(3)...............     1 warrant          $5.00             $5                --
--------------------------------------------------------------------------------------------
Common Stock issuable
 upon exercise
 of Underwriter's War-
 rant(4)(5)............   480,000 shares       $1.20          $576,000             --
--------------------------------------------------------------------------------------------
Totals.................         --              --           $6,096,005        $1,847.27

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* Registration fee of $2,931.82 previously paid.
(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(a).
(2) Includes 720,000 shares which the Underwriter has the option to purchase to cover over-allotments, if any.
(3) In connection with the Registrant's sale of Common Stock, the Registrant is granting to the H.J. Meyers & Co., Inc. (the "Underwriter") a warrant to purchase up to 480,000 shares of Common Stock (the "Underwriter's Warrant"). The price to be paid by the Underwriter for the Underwriter's Warrant is $5.00.
(4) Such shares are being registered for resale by the Underwriter and its assigns and transferees on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.
(5) For purposes of calculation of the registration fee, each share of Common Stock issuable upon exercise of the Underwriter's Warrant has been assumed to have a proposed maximum offering price of $1.20.
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  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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            SUPPLEMENT NO. 1 TO PROSPECTUS DATED JANUARY 9, 1998

The first two paragraphs on page 53 in the Prospectus dated January 9, 1998, are amended to read, in full, as follows:

        The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names. The underwriters discount set forth on the cover page of the Prospectus will be allowed to the Underwriters as of the time of delivery to the Underwriters of the shares so purchased.

                                                         No. of Shares
Underwriter                                             To Be Purchased
-----------                                             ---------------
H.J. Meyers & Co., Inc.                                    3,000,000
Frederick & Company, Inc.                                    360,000
Kashner Davidson Securities Corporation                      360,000
National Securities Corporation                              360,000
Smith, Moore & Co.                                           360,000
Waldron & Co., Inc.                                          360,000
                                                           ---------
                                                           4,800,000
                                                           =========

         The date of this Prospectus Supplement is January 12, 1998

                          [LOGO OF SOLOPOINT, INC.]

                                SOLOPOINT, INC.
                               4,800,000 SHARES
                                 COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by SoloPoint, Inc. ("SoloPoint" or the "Company"). The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol SLPT. On January 8, 1998, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $1.0625 per share. See "Price Range of Common Stock."

 THE SHARES OF STOCK OFFERED HEREBY INVOLVE  A HIGH DEGREE OF RISK AND SHOULD
   BE CONSIDERED ONLY  BY PERSONS WHO  CAN AFFORD THE LOSS  OF THEIR ENTIRE
             INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                               UNDERWRITING
                               PRICE          DISCOUNTS AND,        PROCEEDS TO
                             TO PUBLIC        COMMISSIONS(1)        COMPANY(2)
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Per Share.............         $1.00               $.10                $.90
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Total(3)..............      $4,800,000           $480,000           $4,320,000
===============================================================================

(1) Does not include additional compensation to be received by the H.J. Meyers & Co., Inc. (the "Underwriter") in the form of (i) a non-accountable expense allowance of $144,000 (or $165,600 if the Underwriter's over-allotment option described in footnote (3) is exercised in full) and, (ii) a warrant to purchase up to 480,000 shares of Common Stock at $1.20 per share exercisable over a period of four years, commencing one year from the date of this Prospectus (the "Underwriter's Warrant"). In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $800,000, including the Underwriter's non-accountable expense allowance.
(3) The Company has granted the Underwriter an option, exercisable within 45 business days of the date of this Prospectus, to purchase up to 720,000 additional shares of Common Stock on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to $5,520,000, $552,000 and $4,968,000, respectively. See
    "Underwriting."

  The shares of Common Stock offered hereby will be offered on a "firm commitment" basis by the Underwriter when, as and if delivered to and accepted by the Underwriter and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the office of H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, New York 14620 on or about January 14, 1998.

                            H.J. MEYERS & CO., INC.

                THE DATE OF THIS PROSPECTUS IS JANUARY 9, 1998

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  No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Underwriter or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any security other than the shares of Common Stock offered hereby nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction to which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Market for Common Stock...................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   27
Management................................................................   38
Certain Relationships and Related Transactions............................   44
Principal Shareholders....................................................   47
Description of Capital Stock..............................................   50
Shares Eligible for Future Sale...........................................   52
Underwriting..............................................................   53
Legal Matters.............................................................   55
Experts...................................................................   55
Additional Information....................................................   56
Index to Financial Statements.............................................  F-1

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                               4,800,000 SHARES

                          [LOGO OF SOLOPOINT, INC.]

                                SOLOPOINT, INC.
                                 COMMON STOCK

                                 -------------
                                  PROSPECTUS
                                 -------------

                            H.J. MEYERS & CO., INC.
                                JANUARY 9, 1998

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ITEM 27. EXHIBITS

  (A) EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
      .1.1   --Form of Underwriting Agreement.
      .1.2   --Financial Consulting Agreement.
      +3.1   --Company's Articles of Incorporation, as currently in effect.
      +3.2   --Company's Bylaws, as currently in effect.
      +4.1   --Specimen Certificate of Company's Common Stock.
      .4.2   --Form of Representative's Warrant.
      +4.3   --Amended and Restated Information and Registration Rights
               Agreement.
      +4.4   --Form of Series A-2 Preferred Stock Warrant and Warrant Amendment
               Agreement.
      +4.5   --Form of Series A-7 Preferred Stock Warrant.
      .5.1   --Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.
      +9.1   --Voting Agreement (included in Exhibit 10.9).
     +10.1   --Multi-Tenant Net Lease Agreement dated August 24, 1995, between the Company and Del Enterprises, as amended.
     +10.2   --Form of Indemnification Agreement.
     +10.3   --Purchase Agreement dated December 18, 1995, by and between
               Ameritech Corporation and the Company.
     +10.4   --Supplier Agreement dated February 22, 1996, by and between Hello
               Direct, Inc. and the Company.
     +10.5   --Amended and Restated 1993 Incentive Stock Plan.
     +10.6   --1995 Profit Sharing 401(k) Plan.
     +10.7   --Employment Letter dated October 26, 1995, between the Company and Edward M. Esber, Jr.
     +10.8   --Loan Agreement dated as of December 11, 1995, between SoloPoint,
               Inc. and Venture Lending & Leasing, Inc.
     +10.9   --Bridge Loan and Warrant Purchase Agreement dated June 14, 1996, by an between Ameritech Corporation, 4C Ventures, L.P., and the
               Company, including a Security Agreement, a Patent Security
               Agreement, a Voting Agreement, an Amended and Restated
               Information and Registration Rights Agreement, Warrants and
               Secured Convertible Promissory Notes.
     +10.10  --Employment Letter dated February 1, 1996, between the Company and Arthur Chang.
     +10.11  --Employment Letter dated July 1, 1996, between the Company and
               Bryan Kerr.
     +10.12  --Agreement dated June 14, 1996 between Ameritech Corporation and the Company.
     *10.13  --Employment Letter dated October 8, 1996, between the Company and
               Ronald J. Tchorzewski.
    **10.14  --Line of Credit Agreement with Silicon Valley Bank dated February
               7, 1997.
  ****10.15  --Product Referral Agreement dated May 1, 1997 amongst the
               Company, Pacific Bell and Pacific Bell Information Services.
     .11.1   --Statement Regarding Computation of Net Income (Loss) Per Share.
     .23.1   --Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).
     .23.2   --Consent of Ernst & Young LLP, Independent Auditors.
     .24.1   --Power of Attorney (see page II-2).
     .27.1   --Financial Data Schedule

--------
+ Incorporated by reference to the Registration Statement on Form SB-2 (No. 333-5056-LA) filed by the Registrant with the Securities and Exchange Commission and declared effective on August 6, 1996.
* Incorporated by reference to the Form 10-KSB (No. 000-21037) filed by the Registrant with the Securities and Exchange Commission on March 31, 1997.
** Incorporated by reference to the Form 10-QSB (No. 000-21037) filed by the Registrant with the Securities and Exchange Commission on May 15, 1997.
**** Confidential treatment has been requested with respect to certain portions of this Exhibit. The omitted portions have been filed separately with the Securities and Exchange Commission.
 .    Previously filed.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS GATOS, STATE OF CALIFORNIA, ON JANUARY 12, 1998.

                                          SOLOPOINT, INC.


                                          By:    /s/ Edward M. Esber, Jr.
                                             ---------------------------------
                                                   EDWARD M. ESBER, JR.
                                            PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                       AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                                       TITLE                        DATE
              ---------                                       -----                        ----
      /s/ Edward M. Esber, Jr.                    President, Chief Executive         January 12, 1998
-------------------------------------              Officer and Director
        EDWARD M. ESBER, JR.                       (Principal Executive Officer)

       Ronald J. Tchorzewski*                     Chief Financial Officer and        January 12, 1998
-------------------------------------              Vice President of Finance
        RONALD J. TCHORZEWSKI                      (Principal Financial and
                                                   Accounting Officer)

          Arthur G. Chang*                        Chief Operating Officer and        January 12, 1998
-------------------------------------              Vice President of
           ARTHUR G. CHANG                         Research and
                                                   Development

            Charlie Bass*                         Chairman of the Board of           January 12, 1998
-------------------------------------              Board of Directors
            CHARLIE BASS

           Patrick Grady*                         Director                           January 12, 1998
-------------------------------------
            PATRICK GRADY

          Giuliano Raviola*                       Director                           January 12, 1998
-------------------------------------
          GIULIANO RAVIOLA

            Charles Ross*                         Director                           January 12, 1998
-------------------------------------
            CHARLES ROSS

*By:  /s/ Edward M. Esber, Jr.
    --------------------------------
        EDWARD M. ESBER, JR.
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
      .1.1   --Form of Underwriting Agreement.
      .1.2   --Financial Consulting Agreement.
      +3.1   --Company's Articles of Incorporation, as currently in effect.
      +3.2   --Company's Bylaws, as currently in effect.
      +4.1   --Specimen Certificate of Company's Common Stock.
      .4.2   --Form of Representative's Warrant.
      +4.3   --Amended and Restated Information and Registration Rights
               Agreement.
      +4.4   --Form of Series A-2 Preferred Stock Warrant and Warrant Amendment
               Agreement.
      +4.5   --Form of Series A-7 Preferred Stock Warrant.
      .5.1   --Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.
      +9.1   --Voting Agreement (included in Exhibit 10.9).
     +10.1   --Multi-Tenant Net Lease Agreement dated August 24, 1995, between the Company and Del Enterprises, as amended.
     +10.2   --Form of Indemnification Agreement.
     +10.3   --Purchase Agreement dated December 18, 1995, by and between
               Ameritech Corporation and the Company.
     +10.4   --Supplier Agreement dated February 22, 1996, by and between Hello
               Direct, Inc. and the Company.
     +10.5   --Amended and Restated 1993 Incentive Stock Plan.
     +10.6   --1995 Profit Sharing 401(k) Plan.
     +10.7   --Employment Letter dated October 26, 1995, between the Company and Edward M. Esber, Jr.
     +10.8   --Loan Agreement dated as of December 11, 1995, between SoloPoint,
               Inc. and Venture Lending & Leasing, Inc.
     +10.9   --Bridge Loan and Warrant Purchase Agreement dated June 14, 1996, by an between Ameritech Corporation, 4C Ventures, L.P., and the
               Company, including a Security Agreement, a Patent Security
               Agreement, a Voting Agreement, an Amended and Restated
               Information and Registration Rights Agreement, Warrants and
               Secured Convertible Promissory Notes.
     +10.10  --Employment Letter dated February 1, 1996, between the Company and Arthur Chang.
     +10.11  --Employment Letter dated July 1, 1996, between the Company and
               Bryan Kerr.
     +10.12  --Agreement dated June 14, 1996 between Ameritech Corporation and the Company.
     *10.13  --Employment Letter dated October 8, 1996, between the Company and
               Ronald J. Tchorzewski.
    **10.14  --Line of Credit Agreement with Silicon Valley Bank dated February
               7, 1997.
  ****10.15  --Product Referral Agreement dated May 1, 1997 amongst the
               Company, Pacific Bell and Pacific Bell Information Services.
     .11.1   --Statement Regarding Computation of Net Income (Loss) Per Share.
     .23.1   --Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).
     .23.2   --Consent of Ernst & Young LLP, Independent Auditors.
     .24.1   --Power of Attorney (see page II-2).
     .27.1   --Financial Data Schedule

--------
+ Incorporated by reference to the Registration Statement on Form SB-2 (No. 333-5056-LA) filed by the Registrant with the Securities and Exchange Commission and declared effective on August 6, 1996.
* Incorporated by reference to the Form 10-KSB (No. 000-21037) filed by the Registrant with the Securities and Exchange Commission on March 31, 1997.
** Incorporated by reference to the Form 10-QSB (No. 000-21037) filed by the Registrant with the Securities and Exchange Commission on May 15, 1997.
**** Confidential treatment has been requested with respect to certain portions of this Exhibit. The omitted portions have been filed separately with the Securities and Exchange Commission.
 .    Previously filed.